Exhibit 3.15(a)
ARTICLES OF INCORPORATION
OF
SPECIALTY SURGICENTERS, INC.
I.
The name of the corporation is:
SPECIALTY SURGICENTERS, INC.
II.
     The Corporation shall have authority to issue not more than 10,000,000 shares of common stock of no par value per share. The Corporation may purchase its own shares of capital stock as provided by law. The Board of Directors may from time to time distribute to shareholders its assets, in cash or in properly, as permitted by applicable law.
III.
     The initial registered office of the Corporation shall be at Suite D-l, 500 Sun Valley Drive, Roswell, Fulton County, Georgia 30076. The initial registered agent of the Corporation shall be William J. Duncan, Ph.D.
IV.
The name of the incorporator is:
William J. Duncan, Ph.D.
Dunmor Associates, Inc.
Suite D-l, 500 Sun Valley Drive
Roswell, Georgia 30076
V.
The mailing address of the initial principal office of the Corporation is:
Suite D-1
500 Sun Valley Drive
Roswell, Georgia 30076
VI.
The Corporation shall have perpetual duration.
VII.
      The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

VIII.
     No director of the Corporation shall have personal liability to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty of care or other duty as a director, except that this Article VIII shall not eliminate or limit the liability of a director: (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director received an improper personal benefit. This Article VIII shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when Section 14-2-202(b)(4) of the Georgia Business Corporation Code became effective. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of the Articles of Incorporation of the Corporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any act or failure to act, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise prior to any amendment, repeal or adoption of such and inconsistent provision. If the Georgia Business Corporation Code is subsequently amended to provide for further limitations on the personal liability of directors or corporations for breach of duty of care or other duty as a director, then the personal liability of the directors of the Corporation shall be so further limited to the greatest extent permitted by the Georgia Business Corporation Code.
IX.
     None of the holders of any stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.
X.
     Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action, or by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote were present and voted. The action must be evidence by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.
XI.
     The initial Board of Directors shall consist of one (1) member. The initial Director shall be:
William J. Duncan, Ph.D.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

/s/ (Illegible)
Incorporator

CERTIFICATE OF INCORPORATOR
     The undersigned, being the Incorporator of Specialty Surgicenters, Inc., certifies that, prior to the filing of the Articles of Incorporation of Specialty Surgicenters, Inc., a request for publication of a notice of intent to file the Articles of Incorporation and payment therefor was mailed or delivered to the Fulton County Daily Report as required by §14-2-201.1 of the Georgia Business Corporation Code.
     This 24th day of April 1995.

/s/ (Illegible)
Incorporator of Specialty Surgicenters, Inc.